Exhibit 4.15

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT (“Amendment”) is made as of the 30th day of June, 2021 by and between Bonne Santé Group, Inc., a Delaware corporation (the “Company”) and the holder listed on the signature page attached hereto (the “Holder”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Warrant (as defined below).

WHEREAS, the Holder currently holds Warrant (the “Warrant”) to purchase 1,292,445 shares of common stock of the Company, at an exercise price per share of $0.0001 per share, which is exercisable at any time during the period commencing on December 18, 2020 and ending on December 18 2025;

WHEREAS, the Company and the Holder desire to change the exercise commencement date of the Warrant to January 31, 2022;

NOW, THEREFORE, in consideration of the Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties hereby agree to amend the Warrant as follows:

1.	The second sentence of the first paragraph of the Warrant shall be amended and restated in its entirety as follows:

“Each Warrant entitles the Holder to purchase one share (collectively the “Warrant Shares”) of the common stock of the Company (“Common Stock”) at an exercise price per share of $0.0001 per share (the “Exercise Price”) at any time during the period commencing on January 31, 2022 and ending on December 18 2027 (the “Expiration Date”).”

2.	Amended and Restated Warrant. Upon the request of the Holder and receipt by the Company of the original Warrant, the Company will provide the Holder with an Amended and Restated Warrant, reflecting the amendments described herein.

3.	Full Force and Effect. Except as amended hereby, the Warrant shall remain in full force and effect in accordance with its original terms.

4.	Governing Law. This Amendment is governed by the laws of the State of Florida.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Common Stock Purchase Warrant as of the date first written above.

BONNE SANTE GROUP, INC.

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Chairman

PEAH CAPITAL, LLC

By:	/s/ Jake Weiser
Name:	Jake Weiser
Title:	Authorized Signatory